Filed Pursuant to 424(b)(3)
Registration No. 333-43149

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

Fourth Supplement to Prospectus dated January 31, 2000
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This Fourth Supplement amends and supplements the Prospectus dated January 31, 2000 as supplemented by the First Supplement dated February 18, 2000; the Second Supplement dated December 4, 2000; and the Third Supplement dated September 10, 2001.

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     As originally provided in the Prospectus, the Company issued to Capital Bank Grawe-Gruppe AG (f/k/a RBB Bank Aktiengesellschaft) ("Capital Bank") the Series 6 Warrants to purchase up to 656,250 shares of the Company's Common Stock with 187,500 shares exercisable at a price equal to $1.8125 per share, 187,500 shares exercisable at a price equal to $1.8125 per share and 281,250 shares exercisable at a price equal to $2.125 per share. The Series 6 Warrants are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus, and are covered by the Prospectus. On May 15, 2000, the exercise price of the warrant for the purchase of up to 281,250 shares was reduced to $1.8125. The Series 6 Warrants had an original expiration date of June 9, 2000. On May 15, 2000, the Series 6 Warrants were amended to extend their expiration date to June 9, 2003. Such warrants were not otherwise amended.

     As originally provided in the Prospectus, the Company issued to R. Keith Fetter the Fetter Warrants to purchase up to 150,000 shares of the Company's Common Stock, with 75,000 shares exercisable at an exercise price of $2.00 per share and 75,000 shares exercisable at an exercise price of $2.50 per share. The Fetter Warrants are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus, and are covered by the Prospectus. The Fetter Warrants had an original expiration date of July 24, 2000. On May 15, 2000, the Fetter Warrants were amended to extend their expiration date to July 24, 2002. Such warrants were not otherwise amended.

      As originally provided in the Prospectus, the Company issued to Capital Bank the Series 10 Warrants to purchase up to 350,000 shares of the Company's Common Stock, with 200,000 shares exercisable at a price equal to $1.875 per share and 150,000 shares exercisable at a price equal to $2.50 per share. The Series 10 Warrants are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus, and are covered by the Prospectus. The Series 10 Warrants had an original expiration date of June 30, 2001. On June 13, 2001, the Series 10 Warrants were amended to extend their expiration date to September 30, 2001. Such warrants were not otherwise amended.

November 13, 2001.